Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Second Quarter 2018 Earnings Results

•	Quarterly revenue of $60.0 million consisting of:

•	Managed Services revenue of $41.7 million

•	Applications and Internet-of-Things (Apps & IoT) revenue of $6.6 million

•	Systems Integration revenue of $11.7 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $4.3 million, $0.23 per share

•	Quarterly Adjusted EBITDA (a non-GAAP measure) of $8.1 million

HOUSTON – August 6, 2018 – RigNet, Inc. (NASDAQ: RNET), a global technology company that provides customized communications services, applications, real-time machine learning, and cybersecurity solutions, today reported results for the quarter ended June 30, 2018.

Quarterly revenue was $60.0 million representing an increase of $10.8 million, or 22.1%, compared to the prior year quarter and an increase of $6.2 million, or 11.5%, compared to the prior quarter. Compared to the prior year quarter revenue grew in all segments: a $5.6 million increase in Systems Integration revenue, a $4.1 million increase in Apps & IoT and a $1.1 million increase in Managed Services revenue. The revenue increase compared to the prior quarter reflects a $5.3 million increase in Systems Integration revenue, a $1.2 million increase in Apps & IoT, partially offset by a $0.3 million decrease in Managed Services revenue. Revenue increased due to acquisitions, site count growth and our strategy of growth into the application layer and internet-of-things space.

GAAP net loss attributable to common stockholders was $4.3 million, or $0.23 per share, compared to net loss attributable to common stockholders of $4.2 million, or $0.24 per share, in the prior year quarter and net loss attributable to common stockholders of $5.6 million, or $0.31 per share, in the prior quarter.

Quarterly Adjusted EBITDA was $8.1 million compared to $6.1 million in the prior year quarter and $7.4 million in the prior quarter. The increase was due primarily to increased operating activity and revenue.

Steven Pickett, chief executive officer and president, commented, “In the second quarter of 2018, the RigNet team delivered 22.1% revenue growth compared to the prior year quarter and 170.6% growth in the Apps & IoT segment compared to the prior year quarter. The RigNet team continues to demonstrate their ability to execute against our strategic growth plan. That plan has made RigNet uniquely able to support our customers’ digital transformation with services that are always connected, always secure, and always learning.”

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

In the quarter ended June 30, 2018, the Company recorded $2.8 million for the change in fair value of an earn-out and $0.3 million in acquisition costs. In the quarter ended March 31, 2018, the Company recorded $0.8 million in acquisition costs and $0.2 million in executive departure costs. In the quarter ended June 30, 2017, the Company recorded $1.9 million in acquisition costs, and a gain of $0.8 million for the change in fair value of an earn-out. The acquisition costs, executive departure costs and change in fair value of the earn-out are added back to net loss in our non-GAAP measure Adjusted EBITDA below. In the third quarter of 2017, after the acquisition of Energy Satellite Services (ESS), the Company reorganized its business and reportable segments into Managed Services, Apps & IoT and Systems Integration. All historical segment financial data has been recast to conform to the current presentation.

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 7, 2018, to discuss RigNet’s second quarter 2018 results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measure

This press release contains the non-GAAP measure Adjusted EBITDA. Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s recent 10-K filing for the year ended December 31, 2017 for a more detailed discussion of the uses and limitations of Adjusted EBITDA.

We define Adjusted EBITDA as net loss plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, (gain) loss on sales of property, plant and equipment, net of retirements, change in fair value of earn-outs and contingent consideration, stock-based compensation, acquisition costs, executive departure costs, restructuring charges and non-recurring items.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

About RigNet

RigNet (NASDAQ: RNET) is a global technology company that provides customized communications services, applications, real-time machine learning, and cybersecurity solutions to enhance customer decision-making and business performance. RigNet delivers a digital transformation bundle that accelerates technology adoption and empowers customers to be always connected, always secure, and always learning. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. The opinions, forecasts, projections, expected benefits and synergies from acquisitions, future opportunities for the combined company and products, and future financial performance are examples of forward-looking statements in this press release. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, including the expected benefits of acquiring and integrating other businesses, and often contain words such as “anticipate,” “believe,” “intend,”, “will”, “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties, including those risks set forth in Item 1A – Risk Factors of the Company’s most recent 10-K filing, and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Media / Investor Relations Contact
Jerri Dean	Tel: +1 (281) 674-0699
RigNet, Inc.	investor.relations@rig.net

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
	(in thousands, except per share amounts)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$60,007	$53,833	$49,162	$113,840	$97,234
Expenses:
Cost of revenue (excluding depreciation and amortization)	36,246	33,681	33,038	69,927	62,913
Depreciation and amortization	8,356	7,987	7,552	16,343	14,868
Selling and marketing	4,189	2,949	2,132	7,138	3,568
General and administrative	15,546	13,686	9,878	29,232	20,390

Total expenses	64,337	58,303	52,600	122,640	101,739

Operating loss	(4,330)	(4,470)	(3,438)	(8,800)	(4,505)
Other expense, net	(895)	(453)	(873)	(1,348)	(1,379)

Loss before income taxes	(5,225)	(4,923)	(4,311)	(10,148)	(5,884)
Income tax benefit (expense)	926	(603)	101	323	(313)

Net loss	$(4,299)	$(5,526)	$(4,210)	$(9,825)	$(6,197)

Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(4,329)	$(5,556)	$(4,249)	$(9,885)	$(6,275)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.23)	$(0.31)	$(0.24)	$(0.54)	$(0.35)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.23)	$(0.31)	$(0.24)	$(0.54)	$(0.35)
Weighted average shares outstanding, basic	18,639	18,146	17,985	18,394	17,929
Weighted average shares outstanding, diluted	18,639	18,146	17,985	18,394	17,929
Unaudited Non-GAAP Data:
Adjusted EBITDA	$8,098	$7,419	$6,053	$15,517	$13,278

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(4,299)	$(5,526)	$(4,210)	$(9,825)	$(6,197)
Interest expense	1,007	959	613	1,966	1,232
Depreciation and amortization	8,356	7,987	7,552	16,343	14,868
(Gain) loss on sales of property, plant and equipment, net of retirements	21	(53)	13	(32)	50
Stock-based compensation	837	2,445	1,116	3,282	1,942
Change in fair value of earn-out/contingent consideration	2,778	22	(846)	2,800	(846)
Executive departure costs	4	157	—	161	—
Acquisition costs	320	825	1,916	1,145	1,916
Income tax expense	(926)	603	(101)	(323)	313

Adjusted EBITDA (non-GAAP measure)	$8,098	$7,419	$6,053	$15,517	$13,278

	June 30, 2018	December 31, 2017
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$18,366	$34,598
Restricted cash - current portion	42	43
Restricted cash - long-term portion	1,546	1,500
Total assets	252,853	230,094
Current maturities of long-term debt	4,949	4,941
Long-term debt	53,195	53,173

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents including restricted cash, January 1,	$36,141	$58,805
Net cash provided by operating activities	1,329	9,283
Net cash used in investing activities	(17,613)	(11,175)
Net cash used in financing activities	(1,211)	(13,845)
Changes in foreign currency translation	1,308	1,172

Cash and cash equivalents including restricted cash, June 30,	$19,954	$44,240

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	2nd Quarter 2018	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017
Selected Operational Data:
Offshore drilling rigs (1)	190	188	182	184	173
Offshore Production	320	310	304	316	296
Maritime	177	176	172	165	134
Other sites (2)	610	525	513	510	448

Total	1,297	1,199	1,171	1,175	1,051

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. and International land sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(in thousands)
Managed Services
Revenue	$41,712	$42,050	$40,625	$83,762	$82,288
Cost of revenue	25,307	25,745	25,549	51,052	50,896
Depreciation and amortization	5,645	5,726	6,222	11,371	12,245
Selling, general and administrative	5,023	4,215	4,983	9,238	9,422

Operating income	$5,737	$6,364	$3,871	$12,101	$9,725

Applications and Internet-of-Things
Revenue	$6,576	$5,336	$2,430	$11,912	$4,861
Cost of revenue	3,165	3,085	1,995	6,250	3,450
Depreciation and amortization	836	847	7	1,683	14
Selling, general and administrative	430	354	298	784	786

Operating income	$2,145	$1,050	$130	$3,195	$611

Systems Integration
Revenue	$11,719	$6,447	$6,107	$18,166	$10,085
Cost of revenue	7,774	4,851	5,494	12,625	8,567
Depreciation and amortization	665	652	611	1,317	1,198
Selling, general and administrative	557	323	422	880	892

Operating income (loss)	$2,723	$621	$(420)	$3,344	$(572)

NOTE: Consolidated balances include the segments above along with corporate activities and intercompany eliminations.

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net